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Exhibit 23.2


To the Board of Directors and Stockholders of Park Meridian Bank


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material aspects, the financial position of Park Meridian Bank and Subsidiary (the "Bank") at December 31, 1999, and the results of their operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
February 11, 2000